Exhibit 99.1

FOR IMMEDIATE RELEASE
Laboratory Corporation of America	Investor/Media Contact:
358 South Main Street	Bill Bonello – 336-436-7732
Burlington, NC 27215	Company Information: www.labcorp.com

Telephone: (336) 584-5171

LabCorp to Strengthen Capital Structure by Redeeming Convertible Debt

BURLINGTON, NC, May 11, 2009 – Laboratory Corporation of America® Holdings (LabCorp®) (NYSE:LH) announced today that it will exercise its option to redeem $369.1 million principal amount (at maturity) of its Zero Coupon Convertible Subordinated Notes due 2021 (Zero Coupon Notes), equaling fifty percent (50%) of the principal amount (at maturity) outstanding of the Zero Coupon Notes, on June 10, 2009 and all of its outstanding zero coupon subordinated Liquid Yield Option™ Notes due 2021 (LYONs). The Company expects that the total cash used for this redemption will be approximately $289.6 million, which is expected to be funded from cash on hand. The Company does not expect the redemption to have a significant impact on its net income, earnings per share or operating cash flow for 2009 and is maintaining its previously issued guidance for 2009.

“By redeeming this convertible debt with existing liquidity, LabCorp is able to strengthen its capital structure and reduce the uncertainty related to potential conversions of these securities in the future,” said William B. Hayes, Chief Financial Officer. “By acting now, the Company also expects to defer certain tax consequences of the redemption.”

At March 31, 2009, LabCorp had an aggregate of $576.3 million of accreted principal amount outstanding of the Zero-Coupon Notes and of the LYONs. As a result of the redemptions, LabCorp will reduce the outstanding accreted principal amount of this convertible debt by approximately $289.6 million, leaving approximately $286.7 million in accreted principal amount, or $369.1 million of principal amount at maturity, of the Zero Coupon Notes outstanding.

The Bank of New York Mellon, as Trustee under the indenture governing the Zero Coupon Notes, has informed LabCorp that it intends to redeem the Zero Coupon Notes pro rata and in accordance with the applicable indenture. The Trustee has determined the pro rata principal amount at maturity of each Zero Coupon Note entitled for redemption and conversion as of the close of business, 5:00 p.m., New York City time, on May 11, 2009.

This press release does not constitute a notice of redemption of the Zero Coupon Notes or LYONs. The redemption is being made solely pursuant to a notice of redemption dated May 11, 2009, which will be delivered by the Trustee to the holders of the LYONs and the Zero Coupon Notes selected for redemption by the Trustee.

About LabCorp®

Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $4.5 billion in 2008, over 28,000 employees worldwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, Litholink Corporation, DIANON Systems, Inc., US LABS, and Esoterix and

its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp conducts clinical trial testing through its Esoterix Clinical Trials Services division. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our organization, visit our Web site at: www.labcorp.com.

This press release contains forward-looking statements. Each of the forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2008, and subsequent SEC filings.

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